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                                            Exhibit 77c


Results of Meeting of Shareholders

RIVERSOURCE FUNDAMENTAL GROWTH FUND
RIVERSOURCE VALUE FUND
JOINT SPECIAL MEETING OF SHAREHOLDERS HELD ON JAN. 29, 2008
(UNAUDITED)

A brief description of each proposal voted upon at the meeting and the votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each proposal is set forth below. A vote is based on total dollar interest in a Fund.

To approve an Agreement and Plan of Reorganization between RiverSource Fundamental Growth Fund and RiverSource Growth Fund.

Dollars Voted "For"   Dollars Voted "Against"  Abstentions   Broker Non-Votes
  188,329,453.166        9,260,620.098      4,832,742.545       0.000

To approve an Agreement and Plan of Reorganization between RiverSource Value Fund and RiverSource Diversified Equity Income Fund.

Dollars Voted "For"   Dollars Voted "Against"  Abstentions  Broker Non-Votes
  191,295,817.015          4,585,690.099      10,466,265.922     0.000